Exhibit 99.1

Immediate Release
Contact
Ken Lamb
248.754.0884

BORGWARNER ACQUIRES WAHLER

Auburn Hills, Michigan, December 17, 2013 - BorgWarner announced today that is has signed an agreement to acquire all shares in Gustav Wahler GmbH u. Co. KG and its general partner (“Wahler”), a producer of exhaust gas recirculation (EGR) valves, EGR tubes and thermostats. With locations in Germany, Brazil, the U.S., China and Slovakia, Wahler employs approximately 1,250 people and supplies customers such as Daimler, Volkswagen, BMW, GM and John Deere. Wahler’s annual sales for 2013 are expected to be approximately $350 million.
The deal is expected to close in the first quarter of 2014 subject to standard regulatory approvals. Terms of the deal were not disclosed.
“From both a technology and geography standpoint, this acquisition is an excellent strategic fit,” said James Verrier, President and CEO of BorgWarner. “The acquisition strengthens BorgWarner's strategic position as a producer of complete EGR systems and creates additional market opportunities in both passenger and commercial vehicle applications.”
Cooled EGR helps reduce NOx emissions and improves fuel economy in diesel and gasoline-direct injection (GDI) engines, important initiatives for OEMs around the globe. Wahler’s EGR valve technology and strong European customer base combined with BorgWarner’s existing EGR valve and EGR cooler businesses is expected to strengthen BorgWarner’s participation in the rapid adoption of EGR technology.
Wahler’s industry-leading thermostat technology, designed to optimize engine temperatures for better fuel economy and reduced emissions, enhances BorgWarner’s capabilities in thermal management.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 56 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit borgwarner.com.

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